As filed with the Securities and Exchange Commission on March 8, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

ACORN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2786081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

John A. Moore
President and Chief Executive Officer
Acorn Energy, Inc.
4 West Rockland Road	4 West Rockland Road
Montchanin, Delaware 19710	Montchanin, Delaware 19710
(302) 656-1707	(302) 656-1707
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

________________

Copies to:
Joe B. Cogdell, Jr. , Esq.	Sheldon Krause, Esq.
Vice President, General Counsel and Secretary	Eilenberg & Krause LLP
Acorn Energy, Inc.	11 East 44th Street, 19th Floor
4 West Rockland Road	New York, New York 10017
Montchanin, Delaware 19710	(212) 986-9700
(302) 656-1707

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  333-161315

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate offering	Registration
Securities to be Registered (1)	Price (2)	Fee (3)
Common Stock ($.01 par value)
Debt Securities
Warrants
Rights to Purchase Common Stock
Units
Total	$275,000	$21

(1)
There are being registered hereunder an indeterminate number of shares of common stock, warrants to purchase common stock or debt securities, rights to purchase common stock and units and an indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $275,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $275,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered hereunder also include such indeterminate number of shares of common stock and amount of debt securities as may be issued upon conversion of debt securities that provide for conversion or upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The registrant will determine the proposed maximum offering price per unit and the proposed maximum aggregate offering price per class from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933. The Registrant previously registered securities having a proposed maximum aggregate offering price of $12,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-161315), which was declared effective by the Securities and Exchange Commission on September 16, 2009, and for which a fee of $670.00 was paid.  As of the filing of this Registration Statement, none of the securities covered by the earlier Registration Statement have been sold.

(3)	The registration fee has been calculated, pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

In accordance with Rule 462(b) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement shall become effective upon filing with the Commission.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

     This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV. A. to Form S-3, solely to increase the amount of securities that we may offer and sell in a registered offering.

     We hereby incorporate by reference into this Registration Statement in its entirety the Registration Statement on Form S-3 (File No. 333-161315), which was declared effective by the Securities and Exchange Commission on September 16, 2009, including each of the documents filed by us with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto. The required opinions and consents are listed on the Exhibit Index attached to and filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montchanin, State of Delaware, on March 8, 2010.

ACORN ENERGY, INC.

By:	/s/ John A. Moore
John A. Moore
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 5, 2010.

Signature	Title

/s/ John A. Moore	Chairman of the Board, President, Chief Executive Officer and Director
John A. Moore	(Principal Executive Officer)

/s/ Michael Barth	Chief Financial Officer
Michael Barth	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Richard J. Giacco

*	Director
George Morgenstern

*	Director
Joseph Musanti

*	Director
Richard Rimer

*	Director
Samuel M. Zentman

*By: /s/ John A. Moore
John A. Moore, Attorney-in-Fact

EXHIBIT INDEX

No.	Description

5.1	Opinion of Eilenberg & Krause LLP.

23.1	Consent of Eilenberg & Krause LLP, included in Exhibit 5.1.

23.2	Consent of Kesselman & Kesselman.

24.1
Power of Attorney (included on the signature page of the Registration Statement on Form S-3 (File No. 333-161315) filed with the Commission on August 12, 2009, which was declared effective by the Commission on September 16, 2009, and incorporated by reference herein)